PROJECT DEVELOPMENT AND CONSULTING AGREEMENT

THIS PROJECT DEVELOPMENT AND CONSULTING AGREEMENT ("Agreement") is entered into as of this lst day of September 2007 ("Effective Date"), by and between Dr. Randy Hudson, an individual ("Hudson"), and East Coast Ethanol, LLC (the "Company"), a Delaware limited liability company.

WHEREAS, the Company desires to engage Hudson for the purpose of providing project development and consulting services to the Company relating to the Company's development, construction and ownership of four (4) 100 million gallon per year dry mill ethanol plants to be located in the southeastern United States (the "Project" or "Ethanol Plants"); and

WHEREAS, Hudson desires to provide such services to the Company in exchange for compensation;

WHEREAS, the Company's Board of Directors (the "Board") desires to memorialize the agreement between the Company and Hudson for the purpose of setting forth the manner in which Hudson shall render services to the Company and the manner in which the Company shall pay compensation to Hudson for such services.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. DEVELOPMENT and CONSULTING SERVICES.Company hereby retains Hudson for the purpose of providing developmental and consulting services with respect to the Project throughout the construction and initial start-up period ("Development and Consulting Services"). Development and Consulting Services shall include all services performed on behalf of and at the reasonable request of the Company from the Effective Date of this Agreement through its termination. Hudson's duties shall include, but not be limited to, responsibility for public relations relating to the Company's communications concerning the Project, apprising the Board of the status of the Project and of any material events and assisting the Company's Board in developing policies regarding development and construction of the Project and coordinating any and all development activities relating to the Ethanol Plants. Development and Consulting Services shall not include effecting or attempting to effect purchases or sales of the Company's securities.

2. COMPENSATION FOR DEVELOPMENT and CONSULTING SERVICES.In consideration solely for the Development and Consulting Services to be provided to Company, Company shall pay Hudson a development and consulting fee equal to $150,000 ("Development and Consulting Fee"). The Development and Consulting Fee shall be paid in twelve (12) equal monthly installments commencing with the month of the Effective Date and continuing through the month in which this Agreement is terminated or until the total amount of the Development and Consulting Fee has been paid in full, whichever occurs earlier.

3. EXPENSES.Company shall reimburse Hudson for all reasonable, ordinary and necessary expenses incurred by Hudson in performance of his duties hereunder including without limitation, reimbursement for hotel expenses, business meals, travel expenses, educational expenses, and automobile mileage at a rate per mile as periodically set by the Internal Revenue Service. Notwithstanding the above, Company shall reimburse Hudson for any expenses in excess of $5,000 only if such expenses were pre-approved in writing by the Company's Board of Directors or by the Executive Committee of the Board of Directors.

4. SUPPORT SERVICES.Company will provide the following support services for the benefit of Hudson, as approved by Company: office space, secretarial support, telephone service, and office supplies.

5. TERM AND TERMINATION OF AGREEMENT.The term of this Agreement shall commence as of the Effective Date and shall terminate upon the earlier of any of the events enumerated below ("Termination Event").

(a)	Payment in full of the Development and Consulting Fee;

(b)
Dissolution, bankruptcy or insolvency of the Company, or the inability or failure of the Company generally to pay debts as they become due, or an assignment by the Company for the benefit of creditors, or the commencement of any case or proceeding in respect of the Company under any bankruptcy, insolvency or similar laws;

(c)	Hudson's voluntary resignation as a member of the Board or his removal from the Board;

(d)	Mutual written agreement of the parties;

(e)	Completion of one calendar year from the Effective Date; or

(f)	Hudson's death or disability such that he is unable to perform the Development and Consulting Services hereunder as determined in good faith by the Company's Board of Directors.

6. INDEMNIFICATION.The Company shall indemnify, defend against and advance to Hudson all expenses actually and reasonably incurred in connection with the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), in which Hudson is made a party by reason of performing services for Company or acting in any manner pursuant to this Agreement, except that Company shall have no obligation to indemnify and defend Hudson or his agents for their act or omission that involves gross negligence, intentional misconduct or a known violation of the law. Hudson shall indemnify and defend Company and its employees, members, directors, officers and agents against expenses actually and reasonably incurred in connection with the defense of any Proceeding in which Company and/or its employees, members, directors, officers or agents are made a party by reason of Hudson committing an act or omission that involves gross negligence, intentional misconduct or a known violation of the law.

7. DEFAULT.In the event of the failure of either of the parties to comply with any of the terms and provisions of this Agreement, or in the event either party has violated any of the warranties and representations made herein by that party, then such party shall be deemed to be in default hereunder and the other party shall be given written notice of such noncompliance and shall give the defaulting party thirty (30) days from the date of such notice within which to correct such noncompliance. If such default has not been corrected, or an arrangement satisfactory to the complaining party has not been made by the end of the notice period, then the complaining party may take whatever action is necessary, and exercise all remedies available in order to protect the complaining party's rights under the terms and conditions of this Agreement. The parties agree that the remedies set forth in this Section 7 shall not be exclusive, but they shall be cumulative with all other rights and remedies available, at law or in equity, to the parties. In the event of any dispute between the parties resulting from this Agreement or any provisions hereunder, the prevailing party in any such dispute shall be entitled to recover reasonable attorneys' fees and related costs and such other costs incurred therewith.

8. VENTURES/CORPORATE OPPORTUNITY.If during the term of this Agreement, Hudson is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board of Directors, Hudson shall not be entitled to any interest in any such project, program, or venture or to any commission, finder's fee or other compensation in connection therewith, other than the compensation to be paid to Hudson by the Company as provided herein. Hudson shall nave no interest, direct or indirect, in any customer or supplier that conducts business with the Company, unless such interest has been disclosed in writing to and approved by the Board of Directors before such customer or supplier seeks to do business with the Company.

9. SUCCESSORS AND ASSIGNS BOUND.This Agreement shall be binding upon the Company, Hudson, their respective heirs, executors, administrators, successors in interest or permitted assigns, including without limitation. any partnership, corporation or other entity into which the Company may be merged or by which it may be acquired (whether directly, indirectly or by operation of law), or to which it may assign its rights under this Agreement.

10. RELATIONSHIP OF THE PARTIES.The parties understand that Hudson is an independent contractor with respect to Company, and not an employee of the Company. Company will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefits for the benefit of Hudson. Notwithstanding the above, should the Company's Board establish a board of directors' compensation policy, Hudson, as a director of the Company, may receive reasonable compensation for his services as a director and may be reimbursed for his expenses in attending Board meetings.

11. AUTHORITY.Each of the signatories hereto certifies that such party has all necessary authority to execute this Agreement.

12. AMENDMENTS.This Agreement sets forth the entire understanding of the parties and supersedes any prior agreements, oral or written, as to the subject matter hereof. This Agreement may be amended or modified by, and only by, a written instrument executed by the parties hereto.

13. ASSIGNMENT.This Agreement shall not be assigned by any party hereto except as permitted by its express terms or upon the written consent of the other party. Nothing in this Agreement, express or implied, its intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

14. SEVERABILITY.Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

15. WAIVER.The failure of any party hereto to insist in any one of more instances upon performance of any term or condition of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, but the obligation of such party with respect thereto shall continue in full force and effect.

16. CAPTIONS.The captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

17. NOTICES.Any notice required to be given hereunder shall be in writing and shall be deemed to be sufficiently served by either party on the other party if such notice is delivered personally or is sent by certified or first class mail addressed as follows:

To Hudson:	Randy Hudson
P.O. Box 527
528 Vo-Tech Drive
Ocilla, GA 31774

To Company:	East Coast Ethanol, LLC
c/o BrownWinick PLC
Attention: Valerie D. Bandstra
666 Grand Avenue, Suite 2000
Des Moines, Iowa 50309

18. GOVERNING LAW.This Agreement shall be governed and construed in accordance with the law of the State of Georgia without reference to its conflict of law rules. Each of the parties hereto irrevocably submits to the jurisdiction of any state or federal court sitting in the State of Georgia in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement.

19. INTERPRETATION.The parties agree that each has had an opportunity to negotiate fully the terms of this Agreement and that this Agreement shall not be interpreted in favor of or against the party drafting the Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

EAST COAST ETHANOL, LLC

/s/ Randy D. Hudson	By:	/s/ Keith Parrish
Dr. Randy Hudson, Individually		Keith Parrish, Vice Chairman